EXHIBIT 23.1

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors

Primus Knowledge Solutions, Inc.:

We consent to the use of our report incorporated by reference herein and to the reference herein and to the reference to our firm under the heading “Experts” in the registration statement. Our report refers to a change in the method of accounting for goodwill and intangible assets.

/s/ KPMG LLP

Seattle, Washington

November 3, 2003